Exhibit 3.20

Operating Agreement

of

Trackplay LLC

i

OPERATING AGREEMENT

OF

TRACKPLAY LLC

OPERATING AGREEMENT OF TRACKPLAY LLC, a Delaware limited liability company (the “Company”), signed on October 26, 2001 and effective as of July 2, 2001, by and among Autotote Systems, Inc., a Delaware corporation, having an office at 100 Bellevue, P.O. Box 6009, Newark, Delaware 19714-6009 (“Autotote”) and Arena Leisure Corporation, a Delaware Corporation having an office at 1201 Market Street, Suite 1501, Wilmington, Delaware 19801 (“Arena”) (Arena and Autotote in their individual capacities, a “Member” and sometimes collectively, the “Members”).

W I T N E S S E T H:

WHEREAS, TRACKPLAY LLC was formed as a Delaware limited liability company on June 14, 2001; and

WHEREAS, the Members wish to enter into this Operating Agreement for the purpose of, among other things, governing the operations of the Company and regulating the rights and obligations of the Members of the Company as among themselves.

NOW, THEREFORE, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

Definitions

1.1           As used in this Agreement, the following terms shall have the meanings set forth below:

(a)        “Act” shall mean the Delaware Limited Liability Company Act, as amended from time to time.

(b)        “Additional Capital Contribution” shall mean a Required Budgeted Additional Contribution or a Required Non-Budgeted Additional Contribution required to be contributed by a Member pursuant to this Agreement.

(c)        “Adjusted Capital Account Deficit” shall mean with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after (i) reducing such balance by the net adjustments, allocations and distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations which, as of the end of such Fiscal Year, are reasonably expected to be made to the Capital Account of such Member or to such Member, as the case may be, and (ii) increasing such balance by the sum of (A) the amount, if any, which the Member is required to restore to the Company upon liquidation of such Member’s interest in the Company (or which is so treated pursuant to Section 1.704-1(b)(2)(ii)(c) of the Treasury Regulations) and (B) the minimum gain chargeback that such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Treasury Regulations.

(d)        “Affiliate” or “affiliate” of a Person shall mean: (A) any officer, director, manager, trustee or controlling equity owner of such Person; (B) any Person controlling, controlled by or under common Control with such Person; and (C) any officer, director, trustee, manager or controlling equity owner of any Person described in (B) above, and the term “affiliated” shall have a meaning correlative to the foregoing.

(e)        “Agreed Value” of any asset shall mean: (i) the fair market value (without regard to Section 7701(g) of the Code) of any asset contributed by a Member to the capital of the Company as of the date of contribution, (ii) the fair market value (without regard to Section 7701(g) of the Code) of any asset distributed to a Member by the Company as of the date of distribution or (iii) the fair market value of any asset as of the date of the liquidation of the Company pursuant to Article XIII. In each such case, determination of the fair market value shall be without reduction for any liabilities secured by such contributed asset that the Company is considered to assume or take subject to under Section 752 of the Code and this Agreement. The Agreed Value of assets contributed by the Members to capital of the Company as of the date of this Agreement is shown on Exhibit A.

(f)         “Annual Budget” shall have the meaning set forth in Section 10.2.

(g)        “Agreement” shall mean this Operating Agreement of the Company, as the same may be amended or restated from time to time in accordance with its terms.

(h)        “Board” shall mean the Board of Managers of the Company as described in Article X.

(i)         “Capital Account” shall have the meaning provided in Section 7.1 of this Agreement.

(j)         “Capital Contribution” shall mean with respect to any Member, the Initial Capital Contribution and any Additional Capital Contribution contributed by such Member.

(k)           “Capital Transaction” shall mean the sale, exchange or other disposition by the Company of all or substantially all of the Company’s assets or of all or substantially all of the assets comprising or related to a Project.

(1)          “Carrying Value” shall mean, with respect to any asset, that asset’s adjusted basis for federal income tax purposes, except as follows:

(i)      The initial Carrying Value of any asset contributed to the Company shall be such asset’s Agreed Value on the date of such contribution;

(ii)     The Carrying Values of all Company assets shall be adjusted to equal their respective gross fair market values upon any election by the Company pursuant to Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations to adjust the Members’ Capital Accounts to reflect a revaluation of Company assets;

(iii)    If the adjusted basis of any asset acquired by the Company is determined by reference to the adjusted basis of any other asset of the Company, the Carrying Value of the acquired asset shall be determined by reference to the Carrying Value of the other asset rather than its adjusted basis; and

(iv)    If the Carrying Value of an asset has been determined pursuant to clause (i), (ii) or (iii) of this subsection 1.1(1), such Carrying Value shall thereafter be adjusted in the same manner as would the asset’s adjusted basis for federal income tax purposes.

(m)         “CEO” shall have the meaning set forth in Section 10.1(d) of this Agreement.

(n)         “Certificate” shall mean the Certificate of Formation of the Company as filed with the Secretary of State of Delaware on June 14, 2001 for the purpose of forming the Company, as amended or restated.

(o)        “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor federal revenue law.

(p)         “Company” shall have the meaning set forth in the preamble to this Agreement.

(q)         “Company’s Field” shall mean the business of exploiting the Trackplay Product by means of the Internet Protocol Rights in the pari-mutuel fixed odds and/or sports betting field.

(r)          “Company Minimum Gain” shall mean “partnership minimum gain” as defined in Section 1.704-2(b)(2) of the Treasury Regulations and shall be determined in accordance with Section 1.704-2(d) of the Treasury Regulations.

(s)          “Contributing Members” shall have the meaning set forth in Section 6.2(d) of this Agreement.

(t)          “Control” or “control” shall mean the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of the management and policies of any person whether through voting shares (or interests), by contract or otherwise, and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

(u)         “Deficiency Notice” shall have the meaning set forth in Section 6.4 of this Agreement.

(v)         “Distributable Cash” shall have the meaning set forth in Section 9.1 of this Agreement.

(w)         “Due Date” shall have the meaning set forth in Section 6.4 of this Agreement.

(x)          “Effective Tax Rate” shall have the meaning set forth in Section 9.3 of this Agreement.

(y)         “Excess Fair Grounds Contribution” shall mean any Capital Contribution in excess of US$1,750,000 contributed by Autotote to be used for development or promotion of the Fair Grounds Technology.

(z)          “Existing Targeted Business” shall have the meaning set forth in Section 6.4(b) of this Agreement.

(aa)        “Fair Grounds Technology” shall mean the Trackplay Product in a form specifically configured for the United States market as specified in Schedule 4 of the Joint Venture Agreement.

(bb)       “Financing” shall mean any indebtedness incurred by the Company, whether secured or unsecured, including, without limitation, the refinancing, modification, extension or amendment of any such indebtedness.

(cc)        “Fiscal Year” shall mean the twelve (12) month period ending December 31 of any year, or ending on such other date as the Board shall determine.

(dd)       “GAAP” shall mean United States generally accepted accounting principals, then in effect.

(ee)        “Initial Capital Contribution” shall have the meaning set forth in Section 6.1 of this Agreement.

(ff)         “Joint Venture Agreement” shall mean the Joint Venture Agreement, dated April 27, 2001, between Arena Leisure plc and Scientific Games Corporation (f/k/a Autotote Corporation).

(gg)       “Majority-In-Interest of the Members” shall mean those Members possessing Sharing Ratios, in the aggregate, exceeding fifty percent (50%).

(hh)       “Manager” shall have the meaning set forth in Section 10.1(b) of this Agreement.

(ii)          “Material Persistent Default” shall mean a default or breach by a Member on three separate and distinct occasions within any twelve (12) month period (a) in the performance by such Member of any of its material obligations under this Agreement or the Joint Venture Agreement, or (b) of any warranty or representation of such Member set forth in this Agreement or in the Joint Venture Agreement, which default or breach is incapable of being cured, or, which if capable of being cured, is not cured within 30 days of the defaulting Member receiving notice of such breach or default from a non-defaulting Member.

(jj)          “Member” shall have the meaning set forth in the preamble to this Agreement.

(kk)        “Member Minimum Gain” shall mean “partner nonrecourse debt minimum gain” as defined in Section 1.704-2(i)(2) of the Treasury Regulations, and shall be determined in accordance with Section 1.704-2(i)(3) of the Treasury Regulations.

(ll)          “Member Nonrecourse Debt” shall mean “partner nonrecourse debt” as defined in Section 1.704-2(b)(4) of the Treasury Regulations.

(mm)      “Member Nonrecourse Deductions” shall mean “partner nonrecourse deductions” as defined in Section 1.704-2(i)(1) of the Treasury Regulations and shall be determined in accordance with Section 1.704-2(i)(2) of the Treasury Regulations.

(nn)       “Membership Interest” shall mean a Member’s aggregate rights in the Company, including, without limitation, the Member’s right to a share of the Profits and Losses of the Company, the right to receive distributions from the Company and the right to vote and, to the extent permitted in Article X hereof, participate in the management of the Company.

(nni)      “New Business” shall mean with respect to any Member, the Primary Business or New Targeted Business which such Member operates or engages in (through the Company or a Foreign Entity) or any customer with whom such Member does business (through the Company or a Foreign Entity), in each case without the participation of the Other Members and in accordance with the provisions of Sections 6.4 or 10.5.

(oo)       “New Targeted Business” shall have the meaning set forth in Section 6.4(a) of this Agreement.

(pp)       “Non-Contributing Member” shall have the meaning set forth in Section 6.4 of this Agreement.

(qq)       “Nonrecourse Deductions” shall have the meaning set forth in Section 1.704-2(b)(1) of the Treasury Regulations.

(rr)         “Non-selling Members” shall have the meaning set forth in Section 12.1 of this Agreement.

(ss)        “Notice Period” shall have the meaning set forth in Section 12.1 of this Agreement.

(tt)         “Offer” shall have the meaning set forth in Section 12.1 of this Agreement.

(uu)       “Offered Interest” shall have the meaning set forth in Section 12.1 of this Agreement.

(vv)       “Other Members” shall have the meaning set forth in Section 6.4(a) of this Agreement.

(ww)      “Person” or “person” shall mean an individual, corporation, limited liability company, limited partnership, general partnership, joint venture, company, trust, bank or other entity.

(xx)        “Primary Business” shall have the meaning set forth in Section 4.1 of this Agreement.

(yy)       “Profits and Losses” shall mean, for each Fiscal Year of the Company, an amount equal to the Company’s taxable income or loss for federal income tax purposes for such year determined in accordance with Section 703(a) of the Code (without separately stating items of income, gain, loss or deduction) with the following adjustments:

(i)      Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses hereunder shall be added to such taxable income or loss;

(ii)     (A) Any expenditures of the Company (I) not deductible in computing its taxable income and not properly chargeable to Capital Accounts or (II) paid or incurred to organize the Company or promote the sale of an interest in the Company (other than amounts paid or incurred to organize the Company with respect to which the Company has made an amortization election under Section 709(b) of the Code) and (B) any loss incurred in sale or exchange of property of the Company which is disallowed to the Company under Section 267(b) or 707(b) of the Code, which expenditure or loss is not otherwise taken into account in computing Profits or Losses hereunder, shall be subtracted from such taxable income or loss;

(iii)    In the event that any asset of the Company is distributed in kind to a Member or there is a liquidation of the Company, the difference between (A) an amount equal to the Carrying Value of such asset on the date of such distribution and (B) the Agreed Value of such asset on that date shall be taken into account as a gain or loss for purposes of computing Profits or Losses;

(iv)    Gain or loss resulting from any disposition of an asset by the Company from which gain or loss is recognized for federal income tax purposes shall be computed with reference to the Carrying Value of the asset (after adjustment for depreciation or amortization determined under subsection (v) of this definition), notwithstanding that the adjusted tax basis for federal income tax purposes of such asset differs from its Carrying Value; and

(v)     Depreciation or amortization shall be determined based upon the Carrying Value of assets as provided in Section 1.704-1(b)(2)(iv)(g) of the Treasury Regulations.

(zz)        “Project” shall mean a New Targeted Business or an Existing Targeted Business.

(aaa)     “Project Sharing Ratio” shall mean the Sharing Ratio of a Member for purposes of a particular Project, calculated in accordance with the provisions of Section 6.4. A Member may have a different Project Sharing Ratio for one or more Projects as contemplated by Section 6.4.

(bbb)    “Purchaser” shall have the meaning set forth in Section 12.1 of this Agreement.

(ccc)      “Required Budgeted Additional Contribution” shall have the meaning set forth in Section 6.2 of this Agreement.

(ddd)    “Required Non-Budgeted Additional Contribution” shall have the meaning set forth in Section 6.3 of this Agreement.

(eee)      “Required Interests” shall mean the affirmative vote of Members possessing Sharing Ratios, in the aggregate, exceeding eighty (80%) percent.

(fff)       “Selling Member” shall have the meaning set forth in Section 12.1 of this Agreement.

(ggg)     “Selling Notice” shall have the meaning set forth in Section 12.1 of this Agreement.

(hhh)    “Sharing Ratio” shall mean generally for each Member (i) one hundred percent (100%) multiplied by (ii) a fraction, the numerator of which is the aggregate amount of the Capital Contribution by such Member to the Company and the denominator of which is the aggregate amount of Capital Contributions of all Members to the Company, as of the date such Sharing Ratio is being determined; provided, that a Capital Contribution made by a Member after the date of this Agreement that is included in calculating a Project Sharing Ratio shall not be included in calculating the Sharing Ratio. A Member may have a Project Sharing Ratio that is different from its Sharing Ratio for one or more Projects as contemplated by, and calculated in accordance with, Section 6.4. For purposes of calculating Sharing Ratios (including any Project Sharing Ratios), any Excess Fair Grounds Contributions shall be excluded from the definition of Capital Contributions. As of the date of this Agreement, the Sharing Ratio of Autotote is seventy percent (70%) and the Sharing Ratio of Arena is thirty percent (30%). The Sharing Ratio may be adjusted from time to time in accordance with the provisions of Section 6.4(c).

(iii)         “Trackplay Product” shall have the meaning set forth for such term in the Joint Venture Agreement.

(jjj)        “Subsidiary” of any person, shall mean any corporation, partnership, limited liability company, or other entity of which such person owns, directly or indirectly, securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions.

(kkk)      “Transfer” shall mean to sell, assign, exchange or otherwise dispose of, or to mortgage, pledge, grant, hypothecate, or otherwise encumber.

(lll)         “Treasury Regulations” shall mean the regulations promulgated pursuant to the Code (including Temporary Regulations), and any citation to any Treasury Regulations shall include any amendments or successors thereto.

Other capitalized terms used in this Agreement but not defined above shall have the meanings given to such terms in this Agreement.

ARTICLE II

Formation and Name: Articles of Organization

2.1          Name. The Members have formed a limited liability company under the Act under the name Trackplay LLC. The Board may change the name of the Company or adopt such trade or fictitious names as it may determine.

2.2          Formation. The Company was formed on June 14, 2001 by the filing of the Certificate with the Secretary of State of the State of Delaware. The Members, Managers and/or officers shall execute and file, if required, such further documents (including amendments to the Certificate) and shall file, record, publish and do such other acts and take such further action as shall be appropriate to comply with the requirements of law for the formation and operation of a limited liability company in all other countries and states where the Company may elect to do business.

ARTICLE III

Term

3.1          Term. The Company commenced as of the date of the filing of the Certificate with the Secretary of State of the State of Delaware and (unless the term shall be extended by amendment to the Agreement and the Certificate in accordance with the procedures for the amendment thereof set forth herein) shall continue until the occurrence of an event requiring the Company to be dissolved and its affairs wound up under the Act or the terms of this Agreement.

ARTICLE IV

Business of the Company: Title to Company Property

4.1          Business of the Company. The business of the Company shall be (a) to develop and market the Trackplay Product by means of Internet Protocol Rights (as defined in the Joint Venture Agreement) in the pari-mutuel fixed odds and/or sports betting field to licensed totalisator owners, operators and managers (the “Primary Business”), together with such other activities as may be necessary, advisable or convenient to the promotion or conduct of the Primary Business of the Company as aforesaid, including, without limitation, the incurring or refinancing of indebtedness and the granting of liens and security interests on the real, personal and other property of the Company to secure the payment of such indebtedness as permitted by this Agreement; and (b) to engage in any lawful act or activity in which limited liability companies may engage under the Act. The Company shall have the authority to do all things necessary or convenient to accomplish its purpose and operate its business as described in this Article IV.

4.2          Title to Company Property. All property owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any ownership of such property. The Company may hold any of its assets in its own name or in the name of its nominee, which nominee may be one or more Persons.

ARTICLE V

Principal Place of Business; Registered Agent

5.1          Principal Place of Business; Registered Agent. The principal place of business of the Company shall be c/o Autotote Systems, Inc., 100 Bellevue, P.O. Box 6009, Newark, Delaware 19714-6009. The registered agent of the Company shall be as stated in the Certificate or as otherwise determined by the Board.

ARTICLE VI

Contributions

6.1          Contributions and Initial Sharing Ratios of the Members. Each Member has contributed the cash and assets set forth opposite such Member’s name on Exhibit A hereto under the column captioned Initial Capital Contribution (the “Initial Capital Contribution”). The initial Sharing Ratios of such Members is as set forth in Section 1.1(hhh) and on Exhibit A. Any changes in the Members or in the Sharing Ratio (including the assignment of, and any changes in, any Project Sharing Ratio) of any Member shall be reflected in an amendment to Exhibit A of this Agreement.

6.2          Required Budgeted Additional Capital Contributions. The Annual Budget adopted by the Board shall include a schedule of the amount and timing of additional capital contributions budgeted to be made by each Member during the Fiscal Year covered by such budget for each item or category in the Annual Budget (the “Budgeted Additional Contributions”). The Board shall determine (by the affirmative vote of at least four (4) Managers present at a meeting at which a quorum is present) not later than 30 days prior to the due date for each Budgeted Additional Contribution (a “Scheduled Payment Date”) whether, and how much of, the Budgeted Additional Contribution will be required, including any amounts required to be contributed for that budget item or category that exceed the Budgeted Additional Contribution for that budget item or category (all additional capital contributions, which the Board determines Members must contribute pursuant to this Section 6.2 are referred to as “Required Budgeted Additional Contributions”). The CEO or any other officer of the Company shall notify each Member of its Required Budgeted Additional Contribution not later than thirty (30) days prior to the due date for such payment. The Required Budgeted Additional Contributions shall be made pro rata by each Member in cash or in current funds in accordance with the Sharing Ratios (or if the Required Budget Additional Contribution is for a Project for which a Member has a separate Project Sharing Ratio, in accordance with the applicable Project Sharing Ratio) for such Members in effect on the applicable payment date; provided, however, that any Capital Contribution in excess of an aggregate of US$2,500,000 required for the development and promotion of the Fair Grounds Technology shall be made solely by Autotote.

6.3          Required Non-Budgeted Additional Capital Contribution. The Board may at any time and from time to time determine that the Company requires additional capital contributions that are not included within the Budgeted Additional Contribution or otherwise covered by Section 6.2 (a “Required Non-Budgeted Additional Contribution”). A determination that Members must make a Required Non-Budgeted Additional Contribution shall require the affirmative vote of at least four (4) Managers. The CEO, or any other officer of the Company, shall notify each Member of its Required Non-Budgeted Additional Contribution not later than 30 days prior to the due date for such payment, which notice shall specify the date on or before which such funds are required by the Company and the purposes for which such funds are required. The Required Non-Budgeted Additional Contribution shall be made pro rata by each Member in cash or in current funds in accordance with the Sharing Ratios (or if the Required Non-Budgeted Additional Contribution is for a Project for which a Member has a separate Project Sharing Ratio, in accordance with the applicable Project Sharing Ratio) for such Member in effect on the applicable payment date; provided, however, that any capital contribution in excess of an aggregate of US$2,500,000 required for the development and promotion of the Fair Grounds Technology shall be made solely by Autotote.

6.4          Failure to Make Additional Capital Contributions. If a Member (a “Non-Contributing Member”) fails to pay its proportionate share of an Additional Capital Contribution to the Company on the due date for such payment (the “Due Date”), the CEO shall deliver to all Members written notice of the Non-Contributing Member’s default (the “Deficiency Notice”). The Deficiency Notice shall specify the portion of the Additional Capital Contribution which the Non-Contributing Member failed to make and the date on or before which such funds are finally required by the Company, which date shall not be earlier than five (5) days after the date of the Deficiency Notice (the “Final Payment Date”).

(a)           If the Additional Capital Contributions are required primarily to enable the Company to initiate a new project, transaction or other venture or acquire a business or portion thereof (in each case, which is or is intended to be, operated by the Company as a distinct, stand alone business the profits and losses of which are capable of being segregated from the profit and losses of the other businesses of the Company) (the “New Targeted Business”), and the Non-Contributing Member has not contributed the full amount of its proportionate share of the Additional Capital Contribution required to be paid by the Final Payment Date, then:

(i)            the Members who are not Non-Contributing Members (the “Other Members”) acting alone by the affirmative vote of a majority of such Other Members shall elect whether the Company shall initiate, acquire or operate the New Targeted Business; and if the Other Members elect to initiate, acquire or operate the New Targeted Business, such Other Members shall: (A) contribute the balance of the Capital Contributions so required pro rata in accordance with each Other Member’s Sharing Ratio relative to each other or such other proportion as they may agree upon; and (B) indemnify and hold harmless the Non-Contributing Member from any loss, liability, damage or other obligation (“Liabilities”) incurred by such Non-Contributing Member which (1) relate solely to, or result solely from, the operation of the New Targeted Business and (2) which are incurred solely by virtue of being a Member of the Company. With respect to claims made by a Non-Contributing Member against the Other Members, the foregoing indemnity shall cover only direct damages or other Liabilities which may be incurred by the Non-Contributing Member and shall not include, and the Other Members shall not be obligated to indemnify or hold harmless the Non-Contributing Member for, any claim made by a Non-Contributing Member against the Other Members for special, incidental, indirect, punitive or consequential damages or other Liabilities, or damages or other Liabilities for lost revenue or lost profits, whether foreseeable or not (collectively, “Special Damages”). The foregoing indemnity shall cover both direct damages and Special Damages with respect to claims made by a third party against Non-Contributing Members that are otherwise covered by such indemnity.

(ii)           any portion of the Additional Capital Contribution paid by the Non-Contributing Member shall be returned to such Non-Contributing Members without interest;

(iii)          Notwithstanding anything herein or in the Joint Venture Agreement to the contrary:

(A)          the Non-Contributing Members shall not be entitled to any Profits, Losses, Distributable Cash or other assets or benefits of any kind from such New Targeted Business, and shall be deemed to have a zero (0%) percent Project Sharing Ratio with respect to such New Targeted Business; and

(B)           the Non-Contributing Members and their respective representatives on the Board shall have no voting or other rights with respect to matters relating to the ownership or operation of, or otherwise relating to, such New Targeted Business which do not (1) directly and adversely affect the Fair Grounds Project or any other Project in which such Member has a Project Sharing Ratio that is 20% or more or (2) impose directly any obligation on any Non-Contributing Member (after giving effect to the provisions of Section 6.4(a)(i)). Each Member understands, acknowledges and agrees that the foregoing shall act as a waiver of its rights under Section 10.3 of this Agreement and Schedule 2 of the Joint Venture Agreement, to the extent necessary to a effectuate the foregoing. The “Fair Grounds Project” shall mean the development and promotion of the Fair Grounds Technology by the Company.

(iv)          The Non-Contributing Member shall have no further rights or obligations to make any Capital Contributions with respect to such New Targeted Business;

(v)           Each Other Member shall be assigned a Project Sharing Ratio solely for such New Targeted Business which shall be equal to 100% multiplied by a fraction, (i) the numerator of which is the applicable amount of Capital Contributions made by such Other Member to such New Targeted Business; and (ii) the denominator of which is the aggregate amount of Capital Contribution made by all Other Members for such New Targeted Business, at the date such Project Sharing Ratio is determined; and

(vi)          the failure of the Non-Contributing Member to have paid its full amount of the Additional Capital Contribution shall be deemed to be a “material default” (with the requisite notice deemed given and requisite grace period deemed passed) for purposes of determining whether a Material Persistent Default has occurred under this Agreement and the Joint Venture Agreement, unless such default is waived in writing by the Other Members.

(b)           If the Additional Capital Contributions are required primarily to enable the Company to continue to develop or operate an already existing project, transaction, other venture or business or interest therein (in each case which is, or is intended to be, operated by the Company as a distinct stand alone business the profits and losses of which are capable of being segregated from the profits and losses of the other businesses of the Company) (the “Existing Targeted Business”) and the Non-Contributing Member has not contributed the full amount of its proportionate share of the Additional Capital Contribution required to be paid by the Final Payment Date, then:

(i)            each Other Member may (A) pro rata (in proportion to the Sharing Ratios or Project Sharing Ratios of all the Other Members relative to each other or in such other proportions as the Other Members may agree upon), make the Additional Capital Contribution to the Company which the Non-Contributing Member failed to make or (B) elect to have the portion of the Additional Capital Contribution paid by such Other Members returned to such Other Members by the Company;

(ii)           the Members shall be assigned a Project Sharing Ratio solely for such Existing Targeted Business which shall be equal to 100% multiplied by a fraction, the numerator of which is the sum of the Member’s Capital Contributions with respect to such Existing Targeted Business and the denominator of which is the sum of the Capital Contributions of all the Members with respect to such Existing Targeted Business. For purposes of this Section 6.4(b), a Member’s Capital Contributions shall include the amount (if any) of the Additional Capital Contribution contributed by the Member for the Existing Targeted Business pursuant to Sections 6.2, 6.3 or 6.4, and if the Existing Targeted Business is the Fair Grounds Technology, Autotote’s Capital Contributions (for purposes of both the numerator and the denominator) shall exclude any Excess Fair Ground Contributions contributed to the Company;

(iii)          the failure of the Non-Contributing Member to have paid its full amount of the Additional Capital Contribution shall be deemed to be a “material default” (with the requisite notice deemed given and the requisite grace period deemed passed) for purposes of determining whether a Material Persistent Default has occurred under this Agreement and the Joint Venture Agreement, unless such default is waived in writing by the Other Members.

(c)           If the Additional Capital Contribution are required primarily for the general operation and management of the Company or for any other purpose other than those specified in Section 6.4(a) or Section 6.4(b), but not for initiating, acquiring or operating a New Targeted Business or an Existing Targeted Business:

(i)            the Sharing Ratios for the Members shall be adjusted as follows: the Sharing Ratio of each Member shall be equal to 100% multiplied by a fraction, the numerator of which is the sum of the Member’s Capital Contributions, and the denominator of which is the sum of the Capital Contributions of all the Members. For purposes of this Section 6.4(c), a Member’s Capital Contribution shall include the amount (if any) of the Additional Capital Contribution contributed by the Member pursuant to Sections 6.2, 6.3 or 6.4 and shall exclude (for purposes of both the numerator and the denominator) any Excess Fair Grounds Contributions contributed to the Company by Autotote and shall exclude any Capital Contribution made by any Member after the date of this Agreement that is included in calculating a Project Sharing Ratio; and

(ii)           the failure of the Non-Contributing Member to have paid its full amount of the Additional Capital Contribution shall be deemed a “material default” (with the requisite notice deemed given and the requisite grace period deemed passed) for purposes of determining whether a Material Persistent Default has occurred under this Agreement or the Joint Venture Agreement, unless such default is waived in writing by the Other Members.

(d)           (i)            In the event that (A) one of the Members fails to pay to the Company such Member’s proportionate share of the Additional Capital Contributions and (B) thereafter an amount of Losses otherwise allocable to such Non-Contributing Member pursuant to Section 8.1 would cause such Non-Contributing Member to have an Adjusted Capital Account Deficit while the Other Member or Other Members do not have an Adjusted Capital Account Deficit (such Other Member or Other Members with positive Adjusted Capital Account balances hereinafter referred to as “Contributing Members”), then, notwithstanding Section 8.1 hereof, all Losses shall be allocated to the Contributing Members in proportion to their Sharing Ratios or their Project Sharing Ratios, as the case may be. Notwithstanding the foregoing, in no event shall Losses of the Company continue to be allocated to any Contributing Member pursuant to this Section 6.4(d)(i) if such allocation would cause such Member to have an Adjusted Capital Account Deficit as of the end of such Fiscal Year.

(ii)           Before allocating Profits pursuant to Section 8.1 hereof, Profits shall first be allocated to each Contributing Member, in reverse order of allocations of Losses pursuant to Section 6.4(d)(i), in proportion to, and to the extent of, the excess, if any, by which the Losses allocated to such Contributing Member pursuant to Section 6.4(d)(i) for all prior Fiscal Years exceed the cumulative Profits allocated to such Member pursuant to this Section 6.4(d)(ii) for all prior Fiscal Years.

(e)           Except as otherwise provided in this Agreement, no Member shall be required to contribute any additional capital to the Company.

6.5          No Withdrawal of Capital. A Member shall not be entitled to withdraw any part of such Member’s capital or to receive any distribution from the Company, except as specifically provided in this Agreement. No interest shall be paid on any capital contributed to the Company.

6.6          No Liability for Debts of the Company. Except as otherwise provided by applicable law, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company. Neither the Members, the Managers, the officers, nor any Person affiliated with a Member, a Manager or an officer shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, acting as the Manager or an officer or being an Affiliate of any of them.

6.7          No Obligation to Restore Negative Balances in Capital Accounts. No Member with a negative balance in such Member’s Capital Account shall have any obligation to the Company or the other Members to restore such negative balance.

ARTICLE VII

Capital Accounts of Members

7.1          Capital Accounts. The Company shall establish and maintain for each Member a separate capital account (“Capital Account”) in accordance with the Code. The Capital Account of each Member shall be (a) credited with (i) the amount of any cash and the Agreed Value of any asset contributed by such Member to the Company, (ii) such Member’s distributive share of Profits and any items of income or gain which are specially allocated to such Member and (iii) the amount of any Company liabilities assumed by such Member or which are secured by any asset distributed to such Member, and (b) decreased by (i) the amount of cash distributed to the Member, in its capacity as a Member, by the Company, (ii) such Member’s distributive share of Losses and any items of expense, deduction or loss allocated to such Member, (iii) the Agreed Value of any asset distributed to the Member by the Company, and (iv) the amount of any liabilities of such Member assumed by the Company or which are secured by any asset contributed by such Member to the Company. In determining the amount of any liability for purposes of (a) (iii) and (b) (iii) of this subsection, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Treasury Regulations.

7.2          Substituted Members. Any substituted Member shall succeed to the Capital Account of the transferor with respect to the portion of the Membership Interest acquired, which Capital Account shall then be further adjusted, as necessary, to reflect any election made by the Company with respect to such acquisition pursuant to Sections 734, 743 and 754 of the Code in accordance with Section 1.704-1(b)(2)(iv)(m) of the Treasury Regulations.

7.3          Compliance with Treasury Regulations. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b) of the Treasury Regulations, and shall be interpreted and applied in a manner consistent with such Regulations. In the event that the Board shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or the Members) are computed solely in order to comply with such Regulations, the Board may make such modifications, provided that they will not have a material effect on the amounts distributable to any Member upon the dissolution of the Company.

ARTICLE VIII

Allocation of Profits and Losses

8.1          Allocation of Profits and Losses. Subject to Section 6.4(d) hereof, the Profits or Losses of the Company for any Fiscal Year shall be allocated to the Members in accordance with their respective Sharing Ratios, and in the case of Profits and Losses generated or incurred by a Project, in accordance with their respective Project Sharing Ratios for that Project.

8.2          Allocations upon Transfer or Admission. If all or any part of any Membership Interest in the Company is transferred or assigned in accordance with the provisions of this Agreement at any time other than at the end of the Fiscal Year of the Company, or if the interest of any Member or Members changes (including, without limitation, as a result of the admission of a new Member), the amount, in respect of such Membership Interest, of Profits, Losses, and any items of income, gain, deduction or loss as computed both for Company “book” purposes and for federal income tax purposes, shall be allocated to the Member whose Membership Interest was transferred, assigned or changed (as the case may be) in the same ratio as the number of days in such year before the date of such transfer, assignment or change (as the case may be) bears to the number of days in the entire year, the remainder to be allocated to the transferee, assignee or new Member (as the case may be), provided that the amount of Company Profits, Losses, and any items of income, gain, deduction or loss arising out of a Capital Transaction shall be allocated to whoever holds the Membership Interest on the date such Profits, Losses, or other items are earned or incurred.

8.3          Elections. Any elections or determinations required or permitted to be made by the Company under the Code will be made by the Board.

8.4          Special Allocations.

(a)           Notwithstanding any other provision of this Agreement, if there is a net decrease in Company Minimum Gain during any year, each Member shall be specially allocated items of income and gain for such year (and, if necessary, subsequent Fiscal Years) in an amount equal to the portion of such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Section 1.704-2(g) of the Treasury Regulations. Allocations

pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant to Section 1.704-2(g) of the Treasury Regulations. The items to be so allocated shall be determined in accordance with Section 1.704-2(f)(6) of the Treasury Regulations. This Section 8.4(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Treasury Regulations and shall be interpreted consistently therewith.

(b)           Notwithstanding any other provisions of this Agreement except Section 8.4(a), if there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Treasury Regulations, shall be specially allocated items of income and gain for such Fiscal Year (and, if necessary, subsequent years) in an amount equal to the portion of such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(4) of the Treasury Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Section 1.704-2(i)(4) of the Treasury Regulations. This Section 8.4 (b) is intended to comply with the minimum gain chargeback requirements in Section 1.704-2(i) of the Treasury Regulations and shall be interpreted consistently therewith.

(c)           In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-

1(b)(2)(ii)(d)(5), or Section 1.704-1(b)(2)(ii)(d)(6) of the Treasury Regulations, items of income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 8.4(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 8 have been tentatively made as if this Section 8.4(c) were not in the Agreement.

(d)           In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the sum of the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Treasury Regulations, each such Member shall be specially allocated items of income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 8.4(d) shall be made only if and to the extent that such Member would have a deficit in excess of the amount that such Member is so deemed or obligated to restore after all other allocations provided for in this Article 8 have been made as if Section 8.4(c) and this Section 8.4(d) were not in the Agreement.

(e)           All Nonrecourse Deductions of the Company for any Fiscal Year, other than Nonrecourse Deductions attributable to Member Nonrecourse Debt, shall be allocated to the Members in accordance with their Sharing Ratios.

(f)            Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the

Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Section 1.704-2(i)(1) of the Treasury Regulations.

(g)           The allocations set forth in this Section 8.4 (the “Regulatory Allocations”) shall be taken into account in allocating items of income, gain and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

(h)           Any item of Company income, gain, loss, deduction or credit attributable to property contributed to the Company, solely for tax purposes, shall be allocated among the Members in accordance with the principles set forth in Section 704(c) of the Code and the Treasury Regulations so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value. In the event any Company asset is revalued (pursuant to Section 1.1(m)(ii) hereof), subsequent allocations of income, gain, loss, deduction and credit with respect to such asset shall take account, in an equitable fashion, of any variation between the adjusted basis of such asset for federal income tax purposes and its Carrying Value in the same manner as under Code Section 704(c) and the Treasury Regulations as in effect at the time such Carrying Value is adjusted.

ARTICLE IX

Distributions

9.1          Distributable Cash. As used herein, “Distributable Cash” means, with respect to any fiscal period, or with respect to a Capital Transaction or a Financing, the excess of all cash receipts of the Company from any source whatsoever, including, without limitation, normal operations, Capital Transactions, proceeds of Financings, Capital Contributions of Members and any and all other sources, after payment of, or provision for, all expenses and obligations currently due, reasonable reserves for working capital, capital improvements and other contingencies. Distributions which are not substantially in accordance with the applicable approved Annual Budget or contemplated in Section 9.2 or 9.3 shall require the consent of the at least four (4) Managers. Not less than ten (10) days prior to the proposed distribution of Distributable Cash with respect to any fiscal period or with respect to a Capital Transaction or Financing, the CEO or any other officer shall provide the Members with written certification of the Board (the “Distribution Notice”) which shall include (i) the amount of Distributable Cash to be distributed (ii) the proposed distribution date, and (iii) a summary of the calculations upon which the Board determined such funds to be Distributable Cash. If any Member shall in good faith disagree with the Board’s determination that all or a portion of the proposed distribution qualifies as Distributable Cash, such Member shall so notify the Board in writing (an “Objection Notice”) within seven (7) days after the receipt of the Distribution Notice. The Objection Notice shall set forth in reasonable detail the basis on which the Member objects to the Board’s calculation of Distributable Cash. Upon receipt of an Objection Notice, the Board shall not distribute the Distributable Cash unless and until it has received, and provided to each Member, a written certification from the Company’s independent auditor, or another independent auditor or auditing firm, substantially to the effect that the amount of funds proposed to be distributed by the Board qualifies as Distributable Cash pursuant to the terms of this Agreement.

9.2          Distributions. Subject to Section 9.1 and Section 9.3 and any restrictions imposed by any lender to the Company, distributions of Distributable Cash shall be made at such times and in such amount as the Board from time to time shall determine. Distributable Cash arising from operations of the Company for any Fiscal Year shall be distributed to the Members in accordance with the Members’ respective Sharing Ratios (and in the case of Distributable Cash from any particular Project, in accordance with the Project Sharing Ratios for such Project).

9.3         Tax Distributions. To the extent that there is Distributable Cash and subject to any restrictions which may be imposed by any lender to the Company and the other provisions of this Section 9.3, the Company shall distribute to each Member (a “Tax Distribution”), in accordance with its respective Sharing Ratio (and in the case of any Project, the Project Sharing Ratios for such Project), (i) within 45 days after the end of each of the first three quarters of each Fiscal Year, an amount equal to one-quarter of the Profits estimated by the Company with respect to such Fiscal Year, multiplied by the combined federal, state and local tax rate for general business income applicable to corporations subject to tax on such income in New York City and New York State, unless one of the Members is actually subject to a higher combined rate, in which case that higher rate would be the applicable tax rate for all Members (the “Effective Tax Rate”), and (ii) within 90 days after the end of each Fiscal Year, an amount equal to the Profits with respect to such Fiscal Year, multiplied by the Effective Tax Rate (“Actual Annual Tax Distribution Amount”), less all distributions made in respect of such taxes during such Fiscal Year; it being understood that any distribution made to any Member hereunder shall be made to all Members (based on their respective Sharing Ratios and, in the case of any Project, the Project Sharing Ratios for such Project) whether or not any such Member shall actually be required to make any tax payment in respect of such Fiscal Year. If any of such funds are not available for distribution, such amount shall be carried forward and distributed to the Members as soon as sufficient funds are available as Distributable Cash before any subsequent distributions are made by the Company. If in any Fiscal Year, Tax Distributions are made to a Member which exceed the Actual Annual Tax Distribution Amount payable to such Member, the excess amount paid shall be applied to the immediately succeeding Tax Distributions or other distributions payable by the Company until the full amount of the excess has been applied, and the amount of Distributable Cash or other cash otherwise to be distributed by the Company during succeeding fiscal quarters and Fiscal Years pursuant to this Section 9.3 or otherwise, shall be reduced accordingly.

9.4          Withholding Taxes. The Company is authorized to withhold any amounts required to be withheld from distributions to a Member pursuant to any provision of the Code or any foreign, state or local tax law. In the event that the Company is required to withhold, deposit or pay any tax on behalf of a Member with respect to the taxable income of the Company allocable to such Member for any Fiscal Year, such deposit or payment shall be treated as an advance recoverable from future distributions of Distributable Cash to the Member. To the extent that such advances to a Member for a Fiscal Year exceed the Distributable Cash distributable to the Member pursuant to Article IX for such Fiscal Year, and have not been recovered from any other distributions of Distributable Cash or been applied against excess Tax Distributions, such advances shall be repaid by the Member to the Company within 105 days of the end of the Fiscal Year.

9.5          Distributions to Owners of Record. Distributions shall be made only to persons who according to the books and records of the Company are the owners of record of Membership Interests on the date of distribution. Neither the Members nor the Company shall incur any liability for making distributions in accordance with the previous sentence, whether or not the Members have knowledge or notice of any transfer of ownership of any Membership Interest.

9.6          Distributions Generally. To the extent any distributions pursuant to this Agreement were incorrectly made, as determined by the financial statements or independent certified public accountants of the Company, the recipients shall promptly repay all incorrect payments and the Company shall have the right to set off any such incorrectly paid amount against any current or future sums owing to such recipients. In the event any proceeds available for distribution consist of items other than cash (i.e., notes, mortgages, payments in kind), the Members shall be entitled to their pro rata shares of each such asset, in accordance with the aggregate amount of proceeds due them, respectively. In determining the Capital Accounts of the Members for purposes of Section 8.1, the amount by which the fair market value of any property to be distributed in kind to the Members exceeds or is less than the tax basis of such assets, to the extent not otherwise recognized by the Company shall be taken into account as if such gain or loss were recognized by the Company.

ARTICLE X

Management of the Company

10.1        Management of the Company. (a) The Members hereby unanimously agree that the responsibility for management of the business and affairs of the Company shall be delegated to a Board of Managers (the “Board”), subject to the limitations set forth in Section 10.3. Except as otherwise provided for in this Agreement or in the Act, the Board, acting through its Managers and the Company’s officers and employees, shall have full, exclusive and complete authority and discretion to manage the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as the Board deems necessary or appropriate to accomplish the purposes of the Company. The Board shall have the sole power to bind the Company, except as expressly delegated to any other person or entity by the Board. The authority granted to the CEO of the Company pursuant to paragraph (e) of this Section shall be an express delegation by the Board of the power to bind the Company to the extent provided in such paragraph. The Board shall have the right, power and authority, in the management of the business and affairs of the Company, to do or cause to be done, at the expense of the Company, any and all acts deemed by the Board to be necessary or appropriate to effectuate the business, purposes and objectives of the Company. No Member shall have authority for the Company solely by virtue of being a Member.

(b)           The Board shall at all times be composed of five (5) Managers (each, a “Manager”). Autotote shall appoint three individuals to serve as Managers on the Board and Arena shall appoint two individuals to serve as Managers on the Board; provided, however, that if the Sharing Ratio of Autotote or Arena shall be less than 20% such Member shall have no right to appoint any Manager to the Board. If a Member loses the right to appoint Managers to the Board, the term of all Managers previously appointed by the Member shall automatically terminate immediately without further action on the part of any Member or Board or any other Person, and the Member whose Sharing Ratio is 20% or greater shall have the right to appoint the Managers to fill the vacancies created by such automatic termination. Subject to the foregoing and the provisions of Section 10.3, each Manager shall serve until such time as he or she resigns, retires, dies or is removed. Any Manager may be removed with or without cause by the Member who appointed such Manager. Except as otherwise provided herein, upon the resignation, retirement, death or removal of any Manager, the Member who appointed such Manager shall designate the replacement Manager.

(c)                                  (i)                                     The Board shall meet at the principal offices of the Company or at such other place within or outside the State of Delaware, (i) at least once each calendar quarter (unless such meeting shall be waived by all of the Managers); (ii) at such other times as may be determined by the Board; or (iii) at such other time(s) as at least two (2) Managers may request, in each case subject to the provisions of Section 10.1(c)(ii). Meetings may be held by telephone or by means of similar communications equipment which allows all persons participating in such meeting to hear each other at the same time (“Telephone”). No action may be taken at a meeting of the Board unless a quorum consisting of at least four (4) Manager are present in person or by Telephone.

(ii)                                  Notice of each meeting of the Board shall be given by the Chairman of the Board, the CEO, or the Secretary as hereinafter provided in this Section 10.1, which notice shall state the time and place of the meeting and the purpose(s) of such meeting. Notice of each such meeting shall be mailed, postage prepaid, to each Manager, addressed to such Manager at such Manager’s residence or usual place of business, by registered mail, return receipt requested at least five (5) days before the day on which such meeting is to be held, or shall be sent addressed to such Manager at such place, or be delivered to such director, personally, by facsimile or by telephone, at least two (2) days before the time at which such meeting is to be held. Notice of any such meeting need not be given to any Manager who shall, either before or after the meeting, submit a signed waiver of notice or who shall attend such meeting without protesting, prior to or at its commencement, the lack of notice to him. Neither the business to be transacted nor the purpose of any meeting of the Board need by specified in any written waiver of notice.

(iii)                               Once a quorum for the transaction of business has been established at any meeting of the Board it may not be broken by the departure of any Manager or Managers. In the absence of a quorum at any meeting of the Board, a majority of the Managers present thereat may adjourn such meeting to another time and place. Notice of the time and place of any such adjourned meeting shall be given to the Managers who were not present at the time of the adjournment and, unless such time and place were announced at the meeting at which the adjournment was taken, to the other Managers. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called. The Managers shall act only as a Board and the individual Managers shall have no power as such.

(d)                                 Subject to Section 10.3, each Manager shall be entitled to cast one vote with respect to any decision made by the Board. Subject to Section 10.3 or any other provision of this Agreement expressly requiring the vote of a different number of Managers, any action to be taken by the Board shall require the affirmative vote of a majority of the Managers present at meeting at which a quorum is present. Approval or action by the Board shall constitute approval or action by the Company and shall be binding on the Members. Any action to be taken by the Board may be taken without a meeting if consents in writing setting forth the action so taken are signed by at least the same number of Managers whose vote would be required if the action were voted upon at a meeting of the Board at which all Managers are present. If a Manager is unable to attend a meeting, he or she may, in writing, authorize another person to attend such meeting and to vote in his or her place.

(e)                             The Board shall appoint a Chief Executive Officer of the Company (the “CEO”) who shall, subject to the supervision and authority of the Board, have responsibility and authority for management of the day-to-day operations of the Company, and may execute agreements and contracts on behalf of the Company, subject to any required authorization by the Board.

(f)                               The Board shall appoint a Secretary of the Company who shall record or cause to be recorded, the proceedings of the Board and the Members and shall keep, or cause to be kept, at the principal offices of the Company or at such other place as the Mangers may direct, a book of minutes of all meetings and actions of the Board and the Members.

(g)                            The Board may appoint other officers of the Company (including, but not limited to, a chairman of the board, assistant secretary, one or more vice presidents and a treasurer) upon terms and conditions the Board deems necessary and appropriate. Any officer shall hold his or her respective office unless and until such officer is removed by the Board and shall have such rights and powers as may from time to time be designated by the Board.

10.2                        Business Plan and Annual Budget. The Board shall, not less than sixty (60) days before the end of each Fiscal Year, adopt (a) a business plan for the next Fiscal Year (the “Business Plan”); (b) an annual operating and capital budget for the next Fiscal Year (the “Annual Budget”) which shall include projected profit and loss statement, balance sheet, statement of cash flow and capital expenditures and a schedule of projected capital and other payments required to be made by each Member for that Fiscal Year; and (c) a projected investment budget for the next three (3) Fiscal Years, which shall include projected capital investments for the next three (3) Fiscal Years. Upon approval of the Annual Budget, the CEO and any other officers so empowered by the Board or the CEO, shall have the right, without further consent or approval by the Members or the Board, to incur and pay the operating and capital expenses set forth in such approved Annual Budget (or in any approved modification to such budget), and each Member shall be required to contribute its pro rata portion of Additional Capital Contributions in accordance with the provisions of Article VI.

10.3                        Limitations on Authority. Notwithstanding anything in this Agreement, any of the following action by the Company or one its subsidiaries shall require the affirmative vote of at least four (4) Managers; provided, however, that, notwithstanding anything in this Section 10.3 or elsewhere in this Agreement or the Joint Venture Agreement to the contrary, if the Project Sharing Ratio of any Member with respect to a Project is less than 20% (a “Disqualified Member”), then the Managers designated by the Members who are not Disqualified Members may act by majority vote of all such Managers on all matters relating to such Project, and any Manager designated by the Disqualified Member shall have no vote and shall not be empowered to act on any such Project or related matters.

(a)                                  Adoption of the Annual Budgets and Business Plans;

(b)                                 Adoption of the three (3) year investment budgets for the Company;

(c)                                  Any amendment to the Company’s Certificate of Formation;

(d)                                 Any sub-division, purchase, redemption, reversion or cancellation or issuance of any Membership Interests of the Company;

(e)                                  Any reorganization or modification of any class or series of Membership Interests of the Company;

(f)                                    The issuance or creation of any option or any other right to acquire any Membership Interests in the Company or any subsidiary of the Company;

(g)                                 The declaration or payment of any dividend or distribution of cash or property or other distribution of Profits except as set forth in Section 9.2 and 9.3;

(h)                                 Any material change in the nature of the trade or business of the Company;

(i)                                     Any delegation of the powers of the Board to any committee, agent or other third party not an officer of the Company;

(j)                                     Any winding up or dissolution of the Company; the making of any assignment for the benefit of any creditor of the Company; and any appointment of a liquidator or receiver for the assets of the Company;

(k)                                  Renewing, extending or continuing any loss making business contract as determined in accordance with GAAP; the Members will evaluate on a quarterly basis whether to continue any loss making business contract;

(l)                                     Any transfer of any material part of the Company’s rights or undertakings;

(m)                               Except with respect to a Permitted Loan (as defined in Subsection (o) below), the creation of any lien or mortgage or other encumbrance over or in respect of any of the Company’s rights, assets or undertakings or indemnity or security for any purpose;

(n)                                 Except with respect to a Permitted Loan, the giving of any pledge or guarantee or indemnity or security for any purpose;

(o)                                 The borrowing or lending or advancing of any money (other than trade credit or other loans or advances from vendors, suppliers or a Member (or any affiliate) in each case in the ordinary course of business) resulting in the Company’s aggregate outstanding loans, advances and borrowings exceeding 10% (or such larger percentage as may subsequently be agreed in writing by the Members) of the Members’ equity as reported on the Company’s most recent balance sheet (any loan, advance or borrowing not requiring the consent, or having received the consent, of four (4) managers is referred to herein as a “Permitted Loan”);

(p)                                 The sale, transfer, lease, assignment or disposal of any material part of the property of assets of the Company otherwise than in the ordinary course of business;

(q)                                 Any payment made to any Member, Manager or officer of the Company or any corporation or partnership or other entity in which a Member, Manager or officer of the Company has an interest, other than payments made in relation to services of personnel provided pursuant to paragraphs 9(a) through 9(d) inclusive of the Joint Venture Agreement or pursuant to agreements entered into in accordance with any such section of the Joint Venture Agreement.

(r)                                    The purchase of any asset(s) by the Company involving expenditure by the Company of more than US$100,000;

(s)                                  The disposal of any asset(s) by the Company whose selling price is equal to or in excess of US$100,000;

(t)                                    Any consolidation merger or amalgamation of the Company or any subsidiary thereof with any other Person;

(u)                                 The creation or entry by the Company into any partnership or joint venture having a contract value in excess of US$100,000;

(v)                                 Any acquisition or disposal by the Company of any shares, debentures, mortgages or other securities;

(w)                               The acquisition, formation or disposal by the Company of any subsidiary or any shares in any subsidiary;

(x)                                   If the Company enters into, renews, terminates, materially amends, assigns or fails to enforce any:

(i)                       agreement for borrowed money other than Permitted Loans;

(ii)                    substantial long-term contract, including the acquisition or disposal of any real property, (whether owned or leased);

(iii)                 contract with or obligation to any Member, Manager or officer of the Company or any affiliate of any such person;

(iv)                arrangement by the Company involving expenditure exceeding US$100,000;

(v)                   contract between the Company and any other Person for the Company’s services which: (i) contains terms that are less favorable to the Company than the Company would typically obtain in an arms’-length negotiated contract with an unaffiliated Person for similar services; and (ii) which is entered into in connection with, or is otherwise linked to the making or extension, of totalisator, sales and services or license agreements with Scientific Games Corporation or any of its Affiliates (including Autotote); or

(vi)                escrow agreement in relation to the source code or object code for the Trackplay Product (or any component thereof).

(y)                                 If the Company incurs any item of expenditure, or related items of expenditure in the aggregate, in excess of US$500,000 in any Fiscal Year;

(z)                                   The borrowing of any money or obtaining any advance or credit in any form by the Company other than Permitted Loans;

(aa)                            The commencement or conduct by the Company of any legal proceeding;

(bb)                          Any change in the tax or accounting policies of the Company, including those relating to the valuation of stock or rights therein; provided, however, that none of the following matters by itself shall be considered a change in the tax or accounting policies of the Company and shall not require the approval of four (4) Managers: (1) the defense of tax audits or prosecution of refund claims; (2) the settlement of tax disputes with tax authorities; (3) the extension of the statute of limitations for tax assessment and collection purposes; and (4) the preparation and filing of the Company’s tax returns in accordance with the Company’s most recent prior practice. The Company shall provide the Members who are not Disqualified Members advance notice of, and reasonable opportunity to comment in advance, of the matters set forth in clauses (1), (2) and (3), and shall provide notice of the matters set forth in clause (4) in accordance with Section 11.1(a)(ii)(C); provided, however, that failure to provide such notice or opportunity to comment by itself shall not prevent the Company from taking any of the foregoing actions without the approval of four (4) Managers and the approval of four (4) Managers shall not be required in connection with such matters unless in the process of taking such action the Company has, in fact, changed its tax or accounting policy.

(cc)                            For British tax purposes, the surrender or acceptance of any trading losses or other amounts eligible for relief from Corporation Tax or the benefit of the whole or part of any surplus Advance Corporation Tax;

(dd)                          The appointment, removal or dismissal or variation of the terms of the appointment of the Company’s outside accountants, or the executive officers of the Company.

(ee)                            Any change to the Company’s Fiscal Year;

(ff)                                The establishment by the Company of any option plan or other equity ownership plan for the benefit of the Company’s employees; or

(gg)                          subject to the provisions of Section 10.5(b), the conduct of business by the Company outside the United States.

10.4                        Indemnification. (a) The Company hereby agrees to indemnify and save harmless the Members, the Managers and their respective officers, directors, employees and shareholders (each an “Indemnified Party”) from and against any and all claims, liabilities, damages, losses, costs and expenses, including, without limitation, (i) amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and (ii) reasonable counsel fees and other costs and expenses of investigating or defending against any claim or alleged claim, of any nature whatsoever, known or unknown, liquidated or unliquidated (collectively, “Damages”), that are incurred by an Indemnified Party and arise out of or in connection with the business of the Company, including such claims between the Company and an Indemnified Party or between an Indemnified Party and third parties or otherwise, provided that no indemnification may be made to or on behalf of an Indemnified Party if a judgment or other final adjudication adverse to such Indemnified Party establishes (i) that his, her or its acts were committed with gross negligence, in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or (ii) that he, she or it personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. The termination of any proceeding by settlement, judgment, order or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption of either (i) or (ii) of the preceding sentence. The satisfaction of any indemnification and any saving harmless pursuant to this Section 10.4 shall be from and limited to Company assets, and no Indemnified Party shall have any personal liability on account thereof.

(b)                                 Expenses incurred by an Indemnified Party in defense or settlement of any claim that may be subject to a right of indemnification hereunder may be advanced by the Company by action of the Board prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the Indemnified Party to repay the amount advanced to the extent that it shall be determined ultimately that such Indemnified Party is not entitled to be indemnified hereunder. The right of any Indemnified Party to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which the Indemnified Party may otherwise be entitled by contract or as a matter of law or equity and shall be extended to the executors, heirs, successors, assigns, executors and legal representatives of the Indemnified Party.

(c)                                  The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 10.4 shall continue as to an Indemnified Party who has ceased to be a Member or Manager (or other person indemnified hereunder) and shall inure to the benefit of the successors, executors, administrators, legatees and distributees of such person.

(d)                                 The provisions of this Section 10.4 shall be a contract between the Company, on the one hand, and each Indemnified Party who serves in such capacity at any time while this Section 10.4 is in effect, on the other hand, pursuant to which the Company, and each Indemnified Party intends to be legally bound. No repeal or modification of this Section 10.4 shall affect any rights or obligations with respect to any state of facts then or theretofore existing or thereafter arising or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon such state of facts.

(e)                                  Subject to the other provisions contained herein, the Company, at its expense, may maintain insurance to protect itself and any Indemnified Party against any Damages, whether or not the Company would have the power to indemnify such Person under the Act.

10.5                             Other Business Activities of Members. (a) The Managers are authorized to manage the business of the Company in conjunction with their other respective business interests, activities and investments and will not be obligated to devote all or any particular part of their time and effort to the Company and its affairs. Except as provided in this Article X or in the Joint Venture Agreement, neither this Agreement nor any activity undertaken on behalf of the Company shall prevent a Member or Manager from engaging in any other activities or businesses or from making investments, whether individually or jointly with others, without any obligation to account to the Company or the other Members for any profits or other benefits derived therefrom, and without having to offer an interest in such activities, businesses or investments to the Company or the other Members; provided, however, that no Member, directly or indirectly, alone or jointly with others, whether as principal, agent, equity owner or otherwise, for its benefit or for the benefit of others, shall be permitted to engage, participate or make any financial investment in or otherwise compete with the Company in the Company’s Field except as permitted by the Joint Venture Agreement (each, a “Competitive Activity”) without first offering such Competitive Activity to the Company (other than ownership of less than five (5%) of the issued and outstanding stock of a publicly traded corporation). If the Company is unwilling to commit itself to pursue such Competitive Activity within thirty (30) days of receipt of notice of such opportunity, the presenting Member may pursue such Competitive Activity. The Company may accept such Competitive Activity in its entirety, but has no right to accept such Competitive Activity in part.

(b)                                 Notwithstanding anything herein or in the Joint Venture Agreement to the contrary, if a Member has requested (the “Requesting Member”) that the Company (i) operates or engages in (A) the Primary Business or any portion thereof or (B) a New Targeted Business, in each case in a particular jurisdiction outside of the United States (the “Foreign Jurisdiction”) or (ii) does business with a customer in a Foreign Jurisdiction, in each case through a limited liability company or other entity to be formed in such Foreign Jurisdiction (a “Foreign Entity”) that would have substantially the same capital structure as the Company and would be governed by substantially the same provisions as set forth in this Agreement, and the Members that are not Requesting Members (“Non-Requesting Members”) directly or through their Manager designees on the Board or otherwise will not either (iii) authorize the Company to operate or engage in such business or do business with such customer or (iv) agree to form and become an equity owner of such Foreign Entity and operate or engage in such business through the Foreign Entity or permit an existing Foreign Entity to do business with such customer, then the Requesting Member may organize a Foreign Entity to engage in and operate, and may engage in and operate, such business, or do business with such customer, solely in such Foreign Jurisdiction for itself and not for the benefit of the Company or the Non-Requesting Member, and shall have no obligation to offer the Company or the Non-Requesting Members any interest in such Foreign Entity or New Business or to account to the Company or to such Non-Requesting Members for any profits or any benefits derived therefrom, and, subject to Section 13.3, such Non-Requesting Members and the Company shall be obligated to license any technology to the Foreign Entity, that may be necessary or which the Requesting Member may reasonably desire, to enable the Requesting Member to engage in or operate such New Business or do business with such customer, on such terms and conditions as the Non-Requesting Member would otherwise be required to license such technology to the Company pursuant to the Joint Venture Agreement had the Company engaged in or operated such New Business or done business with such customer, provided that the Foreign Entity shall be obligated to pay over to the Company amount by which the Company’s taxable income is increased due to any relevant taxing authority’s determination if such increase is necessary to reflect arm’s length consideration for the Foreign Entity’s dealings with the Company.

(c)                                  Notwithstanding anything herein or in the Joint Venture Agreement to the contrary, if a Requesting Member has requested that the Company operates or engages in the Primary Business or any portion thereof or a New Targeted Business in a particular jurisdiction within the United States in Which the Company is not then operating (the “New US

Jurisdiction”) or does business with a particular customer in the United States in a New Jurisdiction or in a jurisdiction in which the Company is already operating, and the Non-Requesting Members directly or through their Manager designees on the Board or otherwise will not authorize the Company to operate or engage in such business or do business with such customer, then the Requesting Member shall have the right to cause the Company to engage in and operate such business in such New US Jurisdiction or with such customer or do business with such customer. If the Requesting Member exercises this right:

(i)                                     the Requesting Member shall make all Capital Contributions necessary to enable the Company to engage in and operate the New Business in such New US Jurisdiction;

(ii)                                  the Requesting Member shall indemnify and hold harmless the Non-Requesting Member from all Liabilities which (A) relate solely to, or result solely from, the New Business and (B) which are incurred solely by virtue of being a Member of the Company in accordance with and subject to the provisions and limitations of Section 6.4(a)(i);

(iii)                               the provisions of Section 6.4(a)(iii), (iv) and (v) shall apply to the New Business; and

(iv)                              the provisions of Section 13.3 shall apply to the licensing of technology in the event of a Material Persistent Default or Dissolution.

10.6                             Tax Matters Partner. Pursuant to Section 6231(a)(7)(A) of the Code, Autotote Systems, Inc. is hereby designated as the “tax matters partner” of the Company for all purposes of the Code. All of the Members hereby consent to such designation and agree to take any such further action as may be required by Treasury Regulations or otherwise to effectuate such designation.

10.7                             Meetings of the Members. The Company shall hold meetings of Members from time to time as requested by any Member on five (5) days notice to the Members.

10.8                             Agreements with Affiliates. The Board shall have the right on behalf of the Company (a) to employ such agents, attorneys and, subject to Section 10.3, accountants as they shall deem advisable, and (b) to enter into agreements with persons or entities which are Affiliates of any Member subject to guidelines set forth in the Joint Venture Agreement or upon terms and conditions consented to by the Board upon the affirmative vote of at least four (4) Managers.

ARTICLE XI

Records, Reports and Taxes

11.1                        Fiscal Year; Books and Records; Preparation of Financial Statements. (a) The Fiscal Year of the Company for both accounting and Federal income tax purposes shall end on December 31 of each year of its existence, and for accounting and Federal income tax purposes the Company shall report its operations in accordance with such method of reporting income and expenses as the Board deem most appropriate for the Company in accordance with generally accepted accounting principles, consistently applied. At all times during the continuance of the Company, the Board shall keep or cause to be kept full and faithful books of account in which shall be entered fully and accurately each transaction of the Company. The books of the Company shall be reviewed annually by KPMG Peat Marwick, or such other accounting firm as may be designated by the Board, and audited annual financial statements of the Company which present fairly the financial transactions of the Company, as prepared by such accountant(s) in accordance with GAAP, consistently applied, shall be transmitted to the Members within ninety (90) days after the end of each Fiscal Year. Such statements shall include a report of (i) each Member’s share of the Company’s income, gains, losses, deduction, credits and cash distributed for such year and (ii) each Member’s Capital Account as of the end of such year, including a schedule computing such Capital Account in accordance with Section 704 of the Treasury Regulations . The Board shall provide to the Members, (A) (1) within fifteen (15) days after the end of each calendar month during each Fiscal Year, commencing with the first full calendar month after the date of this Agreement, an operating statement of income and expense and a balance sheet of the Company (“Monthly Financial Statements”), and (2) within forty-five (45) days after the end of each fiscal quarter, a management-prepared financial statement containing a statement of profit and loss and a balance sheet of the Company (“Quarterly Financial Statements”), and (3) within ninety (90) days after the end of each calendar year, such information relating to the Company that is reasonably necessary for the preparation of the Members’ Federal, state and local income tax returns; and (B) until completion of the Project Schedule dated February 3, 2000 (as the same may be amended), a detailed summary of all expenditures incurred in developing the Company’s product and a progress report on the Project Schedule, which shall be declared to the Member, together with the Monthly Financial Statements and Quarterly Financial Statements, respectively; and (C) not less than five (5) business days prior to the filing thereof with applicable tax authorities, a copy of material income tax returns required to be filed by the Company with applicable tax authorities; provided, however, that the foregoing shall not prevent the Company from filing its income tax returns in a timely fashion with applicable tax authorities even if the Company has not provided a copy of such return to the Members within the prescribed time period. If the Company files any material income tax return without having provided, within the time specified in clause (C), an advance copy to any Member that is not the “tax matters partner” of the Company and is not a Disqualified Member, at the reasonable request of such Member made within fifteen (15) days after such Member’s receipt of a copy of the tax return, the Company shall file any administrative adjustment request or amended tax return with respect to such return, provided that (subject to the next sentence) in each case in the reasonable judgment of the tax matters partner (1) the likely cost to the Company of filing such request or amended return is less than the likely tax savings to the Company and its Members; (2) the filing of such request or amended return is likely to result in a material amount of tax savings to the Company or its Members; and (3) the filing-of such request or amended return is not reasonably likely to result in any non-requesting Member incurring any Liabilities (including, but not limited to, any costs or expenses or additional tax or other obligation), in excess of $10,000. Notwithstanding the foregoing, the tax matters partner shall not be obligated to file any such administrative adjustment request or amended tax return if the request of such Member would reverse or override a position taken by the Company on a prior tax return which the requesting Member had the opportunity to review within the time periods provided in clause 11.1(a)(ii)(C).

(b)                                           At the request of any Member that is not a Disqualified Member, the Company will file any administrative adjustment request or amended tax return with respect to any tax imposed on the basis of, or in connection with the Company or its income, property or operations, that would reduce the basis for taxation of the Company and to prosecute any claim for a refund of taxes paid by the Company, if the requesting Member reasonably demonstrates that such reduction in basis for taxation is attributable to a change in law (including statutory, regulatory, administrative or treaty change); provided that in the reasonable judgment of the tax matters partner (i) the likely cost to the Company of filing such request or amended return is less than the likely tax savings to the Company and its Members; (ii) the filing of such request or amended return is likely to result in a material amount of tax savings to the Company or its Members; and (iii) the filing of such request or amended return is not reasonably likely to result in any non-requesting Member incurring any Liabilities (including, but not limited to, any costs or expenses or additional tax or other obligation), in excess of $10,000.

11.2                             Inspection of Books and Records. Any Member (or its representatives), at its own cost and expense, may inspect, audit and copy the books and records of the Company during regular business hours upon reasonable advance written notice to the Company.

ARTICLE XII

Transfer of Membership Interests; Withdrawal

12.1                             No Transfers of Membership Interest. (a) Unless a Member’s Membership Interest (or part thereof) is first offered to the other Members as provided in this Section 12.1, a Member may not Transfer such Member’s Membership Interest or any part thereof. Any act in violation of this Section shall be null and void as against the Company, except as otherwise provided by law.

(b)                                 (i) In the event that a Member or the assignee of such a Member (such Member or assignee hereinafter referred to as the “Selling Member”) desires to sell all or a portion of his, her or its Membership Interest (“Offered Interest”) to another Member or a third party (such Member or other party referred to as a “Purchaser”), the Selling Member shall give to the other Members (the “Non-selling Members”) written notice setting forth all details thereof, including the name, address and a reasonable identification of the proposed purchaser (including his, her or its background and financial condition), the purchase price (in cash) and all other relevant details of the transaction (“Selling Notice”). Such Selling Notice shall be valid only if it shall contain a statement that the Selling Member has received a bona-fide offer from a purchaser to acquire the Offered Interest of such Selling Member upon the terms and conditions indicated and that the Selling Member in good faith intends to accept the same unless the Non-selling Members shall exercise the optional rights to purchase said Offered Interest provided in this Section 12.1(b).

(ii)                                  Any Selling Notice given pursuant to Section 12.1(b)(i) shall contain an irrevocable offer by the Selling Member (the “Offer”) to sell all of the Offered Interest to the Non-selling Members (or to any such Members who shall accept such Offer) at the price and upon the terms specified in such Selling Notice as having been offered by the purchaser. The Non-selling Members shall be entitled at any time during the 60-day period following receipt of the Selling Notice (the “Notice Period”) to provide notification (“Exercise Notice”) to the Selling Member (with a copy to the Company) of their intention to purchase all of the Offered Interest to be sold under the Offer. If the Non-Selling Members fail to notify the Selling Member by the end of the Notice Period that they have elected to purchase the Offered Interests, they shall be deemed to have elected not to purchase the Offered Interests.

(iii)                               The closing of the purchase of all of the Offered Interest shall be held at the principal office of the Company no later than one-hundred twenty (120) days following the receipt of the Selling Notice.

(iv)                              In the event that the Non-selling Members decline or are deemed to decline to purchase all of the Offered Interest, then, the Selling Member shall be entitled to complete the transfer contemplated by and described in the Selling Notice at any time within a period of one hundred twenty (120) days following the earlier of the receipt of the Exercise Notice by the Selling Member or the expiration of the Notice Period; provided, however, that if the transfer shall not be completed within such 120-day period or if the terms of the proposed transfer are in any material way different from the terms described in the Selling Notice, the Offered Interest referred to in such notice shall once again be subject to all of the terms and conditions of this Agreement to the same extent as if the Selling Notice had not been given.

(v)                                 Notwithstanding anything herein to the contrary, no transfer of a Membership Interest otherwise permitted by this Agreement shall be effective, and any such Transfer shall be void ab initio, unless:

(A)                              The transferee shall accept in writing, by an instrument in form and substance satisfactory to the CEO, all of the terms and provisions of this Agreement and shall have expressly assumed all of the obligations of the transferring Member;

(B)                                The transferring Member shall pay all filing, publication and recording fees, if any, and all other costs and expenses, including, without limitation, reasonable counsel fees and expenses, incurred by the Company, in connection with such transaction;

(C)                                The transferee shall execute such other documents or instruments as counsel to the Company may reasonably require (or as may be required by law) in order to effect the admission of such Person as a Member;

(D)                               The transferee shall execute a statement that it is acquiring the Membership Interest for its own account for investment and not with a view to the resale or distribution thereof and shall include in such statement such other representations and warranties as the CEO or counsel to the Company may reasonably require;

(E)                                 If required by the CEO, the Company receives an opinion of counsel (who may be counsel for the Company), in form and substance reasonably satisfactory to the CEO, that such Transfer does not violate Federal or state securities laws;

(F)                                 If required by the CEO, counsel to the Company delivers to the Company an opinion that such Transfer (A) will not result in a termination of the Company under Section 708 of the Code; (B) will not cause the Company to lose its status as a partnership for United States Federal income tax purposes; and (C) will not cause the Company to become subject to the Investment Company Act of 1940, as amended; and

(vi)                              Any Non-selling Member who has elected to purchase the Selling Member’s Offered Interest shall acquire such portion thereof as such Non-selling Member’s Sharing Ratio bears to the aggregate amount of all of the Sharing Ratios of the Non-selling Members who elected to purchase such Offered Interest (or such other portions thereof as all of the Non-selling Members who elected to purchase such Offered Interest may otherwise agree).

(vii)                           Upon consummation of any Transfer by a Selling Member of a Membership Interest in accordance with the provisions of this Section 12.1, (A) the purchaser shall be admitted as a Member (if not already a Member) of the Company, and (B) the transferred Membership Interest shall continue to be subject to all provisions of this Agreement.

12.2                             Other Transfers. Notwithstanding anything in Section 12.1 to the contrary but subject to Section 12.1(b)(v), a Member may (a) assign or, transfer, mortgage, pledge, grant, hypothecate or otherwise encumber his, her or its Membership Interest, without consent and without offering such Membership Interest to the other Members, to any of the following: (i) any other Member or such other Member’s Affiliate, or (ii) any of his, her or its Affiliates; and (b) mortgage, pledge, grant, hypothecate or otherwise encumber his, her or its Membership Interest in connection with a loan for borrowed money, a capitalized lease obligation or a guarantee, surety or other contingent obligation for any of the foregoing, in each case for the benefit of such Member or any of its Affiliates.

12.3                             Voluntary Withdrawal. A Member may not voluntarily withdraw from the Company and receive payment in redemption of his Membership Interest in the Company.

12.4                             Involuntary Withdrawal. A Immediately upon the occurrence of an involuntary withdrawal, the successor of the withdrawn Member shall thereupon become an assignee (within the meaning of the Act), but shall not become a Member. The assignee shall have all the rights of an assignee under the Act.

12.5                             Section 754 Election. At the election of the Board, the Company shall make, in accordance with Section 754 of the Code, a timely election to adjust the basis of the Company property as described in Sections 734 and 743 of the Code.

ARTICLE XIII

DISSOLUTION AND WINDING UP

13.1                        Dissolution.

Except as otherwise provided herein, the Company shall be dissolved and its affairs wound up, upon the first to occur of the following events:

(a)                        the sale, assignment or other disposition by the Company of all or substantially all of its assets, unless pursuant to such sale, assignment or other disposition the Company will receive certain debt obligations, in which event the Members may continue the Company until such debt obligations have been paid in full; or

(b)                       the expulsion, bankruptcy, incapacity, dissolution or withdrawal of the any Member, unless the business of the Company is continued by the consent of at least a Majority-In-Interest of the remaining Members within one hundred eighty (180) days following the occurrence of any such event; or

(c)                        entry of a decree of judicial dissolution under Section 802 of the Act; or

(d)                       at the election of the Required Interests.

13.2                        Distributions Upon Dissolution. Upon dissolution of the Company, the Members shall:

(a)                                  Proceed diligently to wind up the affairs of the Company and sell all of its assets as promptly as possible, but in an orderly and businesslike manner and without any undue sacrifice; provided, however, that any intellectual property owned by the Company shall be distributed to and owned jointly and severally by the Members, and each Member shall have the right to exploit and otherwise use such intellectual property including, without limitations, by licensing and sublicensing it to other persons, as provided in the Joint Venture Agreement;

(b)                  Distribute the proceeds of the assets of the Company in the following order of priority:

(i)                                     all liabilities and obligations of the Company (including payment of any fees, costs, expenses or other charges owed to any Member or any Affiliate of any Member pursuant to a written service contract or other agreement entered into in accordance with this Agreement), other than liabilities or obligations to the Members, shall be paid or provided for;

(ii)                                  payment of all expenses incurred in winding up the Company;

(iii)                               the establishment of such reserves for contingencies as are deemed necessary or desirable by the Board;

(iv)                              payment of any Financings made by any Member to the Company or liabilities or obligations to any of the Members;

(v)                                 to the Members in accordance with provisions of Section 9.2.

13.3                        License of Technology Upon Default and Dissolution. (a) Notwithstanding anything in the Joint Venture Agreement to the contrary and, with respect to a New Business Customer subject to Section 13.3(c), if a Material Persistent Default occurs and is not waived, each of Autotote and Arena shall, and shall cause their respective affiliates to, continue to license to the Company an exclusive royalty free right to use (i) in the case of Autotote, the Autotote Technology in the Company’s Field and (ii) in the case of Arena, the Arena Technology in the Company’s Field, solely for the purpose of enabling the Company to comply with its contractual obligations to customers existing on the date of such Material Persistent Default. The licenses required to be provided pursuant to this Section 13.3(a), shall be provided on the terms and conditions under which Autotote and Arena are required to provide licenses to the Company under Section 5 and any other applicable provisions of the Joint Venture Agreement. For purposes of Section 13.3 “customers” shall include, but not be limited to, any of Arena’s or Autotote’s facilities that, at such time relies upon or otherwise uses Company technology which incorporates Autotote Technology or Arena Technology, as the case may be.

(b)                                 (i) Notwithstanding anything in the Joint Venture Agreement to the contrary, and with respect to a New Business Customer subject to Section 13.3(c), if the Company is dissolved, then upon the request of a Member, the other Member shall, and shall cause its affiliates to, negotiate in good faith with the requesting Member (or Foreign Entity) to license the Autotote Technology in the Company’s Field or the Arena Technology in the Company’s Field, as the case may be, to the requesting Member (or Foreign Entity) solely for the purpose of enabling the requesting Member (or Foreign Entity) to continue to provide the TrackPlay Product or any other product incorporating the other Member’s (or its affiliate’s) technology to any person who was a customer of the Company (or a Foreign Entity) at the time of dissolution. Any license issued pursuant to the provisions of this Section 13.3(b) shall be on commercially reasonable terms acceptable to the Member (or its affiliate) issuing the license based on the then current market and economic conditions and reasonable, good faith business objectives of such Member (or its affiliate) and shall be for a term equal to the longer of (i) three years or (ii) the remaining term of the existing contractual obligations from the Company ( or Foreign Entity) to its customer at the time of dissolution . As a condition of such Member (or its affiliate) licensing the Autotote Technology or Arena Technology, as the case may be, to the requesting Member, the licensing Member (or its affiliate) shall have the right to require the requesting Member to license the Autotote Technology or Arena Technology, as the case may be, to such licensing Member applying the same principles set forth herein.

(ii)           If the Members in good faith are unable to reach agreement on the terms of any such license within sixty (60) days after the date of dissolution, the Member who requested the license may submit such dispute to binding arbitration. A matter which is submitted to arbitration shall be submitted to binding arbitration governed by the U.S. Federal Arbitration Act (“FAA”) conducted before three arbitrators in accordance with the American Arbitration Association (“AAA”) Commercial Arbitration Rules. Federal arbitration proceedings shall take place in New York, New York and shall be conducted in the English language. The arbitrators shall determine the commercially reasonable terms of the license and may grant other equitable relief (including injunctive relief or specific performance) necessary to implement and enforce the license agreement and otherwise protect the rights of the parties thereto, but shall not have the authority or power, for purposes of this Agreement, to award monetary or other damages, relief or remedies regardless of the fact that such damages, relief or remedies may be available at law or under the FAA or AAA. Judgment upon any permitted equitable relief granted in a proceeding brought pursuant to this Agreement may be entered in any court of competent jurisdiction.

(c)           Notwithstanding anything herein to the contrary, if a Material Persistent Default occurs and is not waived, the provisions of Section 13.3(b) shall govern the licensing of technology to the Company, Other Member or Foreign Entity for the purpose of enabling the

Company, other Member or Foreign Entity, as the case may be, to continue to provide the Trackplay Product or any other product incorporating the other Member’s (or its affiliate’s) technology to the New Business Customer. A “New Business Customer” shall mean a customer of the Company on the date the Material Persistent Default occurs or on the date of dissolution, whose business constitutes a New Business or, if a customer has a relationship with the Company involving both a New Business and a business that is not a New Business, then such portion of the business between the customer and the Company which constitutes a New Business. At such time that a Member and the Company or a Member and a Foreign Entity enter into a license agreement relating to a New Business Customer on the terms agreed upon by such parties or determined by the arbitrator, the existing royalty-free license agreement (originally entered into pursuant to Section 13.3(a)) between the Member and the Company or a Foreign Entity shall terminate.

ARTICLE XIV

MISCELLANEOUS PROVISIONS

14.1        Notice. Every notice, consent or other communication required or permitted to be given by any provision of the Agreement shall be in writing. Each such notice, consent or other communication, shall be deemed to have been duly and properly given, served or made for all purposes on (a) the date such notice, consent, other communication, distribution or payment is delivered personally or (b) five (5) days after such notice, consent or other communication is deposited in a post office box and sent by registered or certified mail, return receipt requested, postage and charges prepaid, or (c) one (1) day after such notice, consent or other communication is delivered by reputable overnight courier service, such as Federal Express, and in each case addressed as follows: (i) if to the Company, at the principal office of the Company as set forth in Section 5.1 (ii) if to a Member, at the address of such Member set forth on Exhibit A attached hereto. The Members may change their addresses for purposes of this Section 14.1 by notice to the Company at its principal office in the manner herein provided.

14.2        Representations and Warranties. Each Member represents and warrants to the other Member that:

(a)          it has the power and authority to enter into and perform its obligations under this Agreement, including, without limitation, that such Member is in compliance with any applicable filing or reporting requirements in connection with the transactions contemplated hereby; and

(b)         the execution, delivery and reference of this Agreement by such Member has been duly authorized by all corporate and other required action and that this Agreement constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms.

14.3        Further Assurances. Each of the Members agrees to execute, acknowledge, deliver, file, record and publish such further certificates, instruments, agreements and other documents and to take all such further action as may be required by law or deemed by the Members to be necessary or useful in furtherance of the Company’s purposes and the objectives and intentions underlying the Agreement and not inconsistent with the terms hereof.

14.4        Modifications. This Agreement may be amended, modified, or superseded only by a written instrument signed by the Company and by the Required Interest provided however,

that no modification or amendment shall be made which materially increases the obligations of a Member without such Member’s written consent.

14.5        Construction. Unless the context requires otherwise, when used herein, the singular includes the plural and vice versa, and the masculine includes the feminine and neuter and vice versa. Unless the context requires otherwise, a person is deemed to include an individual, partnership, trust, estate, association, corporation, limited liability company or other entity.

14.6        Successors. The Agreement is binding upon and inures to the benefit of the parties hereto, their heirs, executors, legal representatives, successors and, to the extent permitted hereunder, their assigns.

14.7        Cautions. Captions are inserted for convenience only and shall not be given any legal effect.

14.8        Assignment. Except as otherwise specifically provided herein, no party to this Agreement may sell, assign, or transfer any of its rights or obligations under this Agreement or delegate the performance of this Agreement to any other Person, without the prior written consent of the other party.

14.9        Governing Law: Jurisdiction. (a) Each of the Members agrees that for all purposes this Agreement shall be governed by the laws of the State of Delaware applicable to agreements executed and performed wholly therein.

(b)           The parties hereto irrevocably: (i) agree that any suit, action or other proceeding arising out of this Agreement shall be brought only in the courts of the State of New York or the courts of the United States located within the State of New York, in each case in the

County of New York, or in the High Courts of England or Wales, (b) consent and submit to the exclusive jurisdiction of each such court in any such suit, action or proceeding, (c) waive any objection which they, or any of them, may have to personal jurisdiction or the laying of venue of any such suit, action or proceeding in any of such courts, and agree not to seek to change venue, and (d) waive the right to trial by jury in any suit, action or other proceeding. Arena hereby designates and appoints Buchanan Ingersoll, PC, 140 Broadway, 35th Floor, New York, New York 10005 (the “Arena Authorized Agent”), Attention: William O’Connor, Esq. (with a copy  to Buchanan Ingersoll, P.C., Tower 42, The International Financial Center, Old Broad Street, London EC2N 1HQ, United Kingdom, Attention: Michael Henry, Esq.) as its agent to accept and acknowledge on its behalf service of any and all process which may be served in any such suit, action or other proceeding in New York, and agrees that service upon such Arena Authorized Agent shall be deemed in every respect good and sufficient service of process on Arena or its successors or assigns. Autotote hereby designates and appoints Simmons and Simmons, 21 Wilson Street London, EC2M 2TX (“Autotote Authorized Agent”; together with the Arena Authorized Agent, each an “Authorized Agent”) Attention: Andrew Wingfield, Esq. as its agent to accept and acknowledge on its behalf service of any and all process which may be served in any such suit, action or other proceeding in England or Wales, and agrees that service of process upon such Autotote Authorized Agent shall be deemed in every respect good and sufficient service of process on Autotote or its successor or assigns. Each of Autotote and Arena represents and warrants that its Authorized Agent has agreed to act as such agent for service of process. Nothing contained herein shall affect the right of any party to serve process in any other manner permitted by law. Each of Autotote and Arena covenants and agrees not to assert as any defense in any suit, action or other proceeding insufficiency of service of process (if process is served as provided herein on such Member’s Authorized Agent), lack of personal jurisdiction or that venue is improper or that venue should be transferred to another jurisdiction for any reason whatsoever including, but not limited to, convenience of the parties or witnesses. Each of Autotote and Arena further covenants and agrees not to assert as a defense in any proceeding to enforce any judgment entered against any of them by any of the above-referenced courts (a “Judgment”) that such Judgment is (i) contrary to the public policy of the jurisdiction in which enforcement is sought or (ii) the result or product of fraud; provided, that nothing contained in clause (ii) shall preclude a Member from asserting as a defense in any such proceeding to enforce the Judgment, that a motion, pursuant to Rule 60 of the Federal Rules of Civil Procedure, or Civil Practice Law and Rule 5015, for relief from the Judgment based upon fraud of the adverse party, is pending before the Court in which the Judgment was entered. Each of Autotote and Arena further covenants and agrees that, provided that the relevant process was served in any manner permitted by this Agreement, a Judgment entered on default shall be treated in all respects for the purpose of enforcement in any other jurisdiction as if such Member, as the case may be, had appeared in the suit, action or proceeding in which the Judgment was entered and the Judgment was not entered on default.

14.10      Corporate Compliance. (a) Each Member acknowledges that the other Member is subject to the gaming and licensing requirements of various jurisdictions and is obligated to take reasonable efforts to determine the suitability of its business associates and each Member shall meet the gaming and licensing requirements of such jurisdictions as they relate to the Company. Each Member agrees to cooperate fully with the other Member in providing such

Member with any information of whatever nature that it deems necessary or appropriate in assuring itself that the other Member possesses the good character, honesty, integrity and reputation applicable to those engaged in the gaming industry and each Member specifically represents that there is nothing in such member’s background, history, or reputation that would be deemed unsuitable under the standards applicable to the gaming industry. It is requirement of this Agreement that each Member shall continue to meet the standards of the gaming and licensing industries referred to above throughout the term of this Agreement.

(b)           The Members agree that for any contract to which the Company is a party, if any Member’s corporate policies or procedures (whether or not such policies or procedures are in writing) would require inclusion of a provision similar to the provision set forth in paragraph (a) of this Section 14.10 if such Member was entering into such contract in its own name, then, at the direction of such Member, a similar provision shall be included in such contract.

14.11      Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.12      Savings Clause. This Agreement and the Joint Venture Agreement contains the full and complete understanding between the parties with respect to the subject matter hereof. To the extent any provision of this Agreement conflicts with the Joint Venture Agreement, the provisions of the Joint Venture Agreement shall prevail unless specifically stated otherwise herein.

14.13      Limitation on Liability. No Member, Manager, officer or other party to this Agreement or any of their respective affiliates shall be liable to the Company or each other under this Agreement for any indirect, incidental, consequential, special or punitive damages or loss, lost profits, revenues or savings, arising directly or indirectly as a result of any action or omission of such Person as Member, Manager, officer or director of the Company or otherwise, on behalf or for the benefit of, the Company, including, but not limited to, any breach or non performance by it of any of its obligations under this Agreement or the breach of any of its warranties or representations under this Agreement or any tortuous act or breach of its statutory obligations.

14.14      Waiver. No provision of this Agreement shall be waived unless in writing signed by the waiving party. No waiver by either party, whether expressed or implied, of any provision of this Agreement, or of any breach of default, shall constitute a continuing waiver of such provisions or a waiver of any other provision of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

AUTOTOTE SYSTEMS, INC.

By:	/s/ Brooks H. Pierce
	Name:	Brooks H. Pierce
	Title:	President

ARENA LEISURE CORPORATION

By:	/s/ Ian Penrose
	Name:	Ian Penrose
	Title:	President